Exhibit 6.01

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is entered into as of October 18, 2024, by and between Not Financial Advice LLC, a Wyoming Limited Liability Company (the “Assignor”) and Nomyx Technology Labs Inc., a Delaware corporation (the “Company”). The parties hereto agree as follows:

Agreement

1. In consideration of the Company’s agreement to issue Company stock to the members and beneficial owners (the “Members”) of Nomyx, LLC, a Wyoming limited liability company and an affiliate of Assignor, Assignor hereby irrevocably assigns, sells, transfers and conveys to the Company all right, title and interest, on a worldwide basis, in and to the technology, works of authorship, data, property and/or assets described in Schedule 1 attached hereto and all applicable intellectual property rights (including any application for any such rights, all rights to priority, and any rights to apply for any such rights), on a worldwide basis, related thereto, including, without limitation, copyrights, trademarks, trade secrets, patents, patent applications, moral rights, contract and licensing rights (the “Property”). In full consideration for such transfer of the Property, the receipt and sufficiency of which is hereby acknowledged by Assignor, the Company shall grant to the Members shares of its Common Stock (the “Payment”). Assignor hereby acknowledges that Assignor retains no right to use the Property and agrees not to challenge the validity of the Company’s ownership of, or intellectual property rights in, the Property.

2. Assignor applied to the United States Patent and Trademark Office on Mary 18, 2023 to register NOMYX as a standard character mark (USPTO Serial No. 98003691) (the “Nomyx Trademark”). Chicago Mercantile Exchange Inc. (“CME”), owner of the word mark NYMEX (for New York Mercantile Exchange), filed an opposition to the registration (the “Trademark Dispute”). Assignor and CME are currently in discussions to settle the Trademark Dispute. If, on the advice of legal counsel, Assignor determines that it is not advisable to transfer the Nomyx Trademark until the Trademark Dispute is resolved, this Agreement will not become effective as to the Nomyx Trademark until such resolution. In that event, Assignor will, without additional consideration, (1) execute a mutually acceptable license agreement to permit the Company to continue to use the Nomyx Trademark and, (2) upon resolution of the Trademark Dispute, execute an addendum to this Agreement stating the date on which this Agreement shall become effective as an assignment of the Nomyx Trademark.

3. Upon each request by the Company, without additional consideration, Assignor agrees to promptly execute documents, testify and take other actions at the Company’s expense as the Company may deem necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title and interest, on a worldwide basis of the Property assigned under this Agreement, and render all necessary assistance in making application for and obtaining original, continuing, divisional, renewal, or reissued utility and design patents, copyrights, mask works, trademarks, trade secrets, and all other technology and intellectual property rights throughout the world related to any of the Property, in the Company’s name and for its benefit. In the event the Company is unable for any reason, after reasonable effort, to secure Assignor’s signature on any document needed in connection with the actions specified in this Agreement, Assignor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Assignor. Assignor hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Assignor now or may hereafter have for infringement of any Property assigned under this Agreement.

4. Assignor shall deliver to the Company upon execution of this Agreement any and all tangible manifestations of the Property, including, without limitation, all notes, records, files and tangible items of any sort in its possession or under its control relating to the Property. Such delivery shall include all present and predecessor versions. In addition, Assignor agrees to provide to the Company from and after the execution of this Agreement and at the expense of the Company competent and knowledgeable assistance to facilitate the transfer of all information, know-how, techniques, processes and the like related to such tangible manifestation and otherwise comprising the intangible aspects of the Property.

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5. Assignor represents and warrants to the Company that (a) Assignor is the sole owner of the Property and has full and exclusive right to assign the rights assigned in this Agreement, (b) Assignor has full right and power to enter into and perform this Agreement without the consent of any third party, (c) all of the Property is free and clear of all claims, liens, encumbrances and the like of any nature whatsoever, (d) the Property is an original work of Assignor, (e) none of the Property infringes, conflicts with or violates any patent or other intellectual property right of any kind (including, without limitation, any trade secret) or similar rights of any third party, (f) Assignor was not acting within the scope of employment or other service arrangements with any third party when conceiving, creating or otherwise performing any activity with respect to the Property, (g) the execution, delivery and performance of this Agreement does not conflict with, constitute a breach of, or in any way violate any arrangement, understanding or agreement to which Assignor is a party or by which Assignor is bound and (h) Assignor has maintained the Property in confidence and has not granted, directly or indirectly, any rights or interest whatsoever in the Property to any third party.

6. Assignor further represents and warrants to the Company that no claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, trade secret or other intellectual property right or similar right, has been made or is pending or threatened against Assignor relative to the Property. Assignor agrees to promptly inform the Company of any such claim arising or threatened in the future with respect to the Property or any part thereof.

7. Assignor will indemnify and hold harmless the Company, from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Assignor (a “Claim”) set forth in this Agreement, provided that the Company gives Assignor written notice of any such Claim and Assignor has the right to participate in the defense of any such Claim at its expense.

8. This Agreement and the Schedule attached hereto constitute the entire, complete, final and exclusive understanding and agreement of the parties hereto with respect to the subject matter of this Agreement, and supersedes any other prior or contemporaneous oral understanding or agreement or any other prior written agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties hereto.

9. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, as such laws are applied by Delaware courts to contracts made and to be performed entirely in Delaware by residents of that state. Assignor hereby expressly consents to the personal jurisdiction of the state and federal courts located in the county in which the Company has its principal offices for any lawsuit filed there against Assignor by the Company arising from or related to this Agreement.

10. If any provision of this Agreement is found invalid or unenforceable, in whole or in part, the remaining provisions and partially enforceable provisions will, nevertheless, be binding and enforceable.

11. Failure by either party to exercise any of its rights under this Agreement shall not constitute or be deemed a waiver or forfeiture of such rights.

12. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

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The undersigned have executed this Assignment Agreement as of the date set forth above.

COMPANY:

NOMYX TECHNOLOGY LABS INC.

By: /s/ Ubair Javaid
Name: Ubair Javaid
Title: President

ASSIGNOR:

NOT FINANCIAL ADVICE LLC

By: /s/ Ubair Javaid
Name: Ubair Javaid
Title:Manager

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SCHEDULE 1 TO ASSIGNMENT AGREEMENT

DESCRIPTION OF TECHNOLOGY, PROPERTY AND/OR ASSETS

All Assignor’s discoveries, ideas, business plans, concepts, improvements, domain names, social media handles, inventions (whether patentable or not), knowledge, know-how, processes, information, data, data collections, procedures, processes, techniques, designs, drawings, flow charts, software code (in any form including source code and executable or object code), user interface, wire frames, formulae, computer programs, trade secrets, works of authorship and trademarks used in connection with or related to the business of the Company, including brand names, product names, logos and slogans, and associated goodwill.

NOMYX word mark and related application to registered NOMYX as a standard character mark, USPTO Serial No. 98003691

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